FIRST AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This first amendment ("Amendment") to the ETF Distribution Agreement (the "Agreement") dated as of December 13, 2017, by and between American Century ETF Trust (the “Trust”) and Foreside Fund Services, LLC (the “Distributor” and collectively with the Trust, the “Parties”) is entered into as of April 20, 2018 (the "Effective Date").

WHEREAS, the Parties desire to amend the Agreement to reflect updated language; and

WHEREAS, Section 8(d) of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

3.Section 4(g) of the Agreement is hereby deleted in its entirety and replaced by the following language:

(g) The Trust will make it known that Prospectuses, and if available, Summary Prospectuses, are obtainable by making sure such disclosures are in all marketing and advertising materials prepared by the Trust.

4.This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

AMERICAN CENTURY ETF TRUST By: /s/ Edward Rosenberg Name: Edward Rosenberg Title: Vice President	FORESIDE FUND SERVICES, LLC By: /s/ Mark Fairbanks Mark A. Fairbanks, Vice President